Exhibit 99.1

Contact:    Roger Hopkins, Chief Accounting Officer
Phone:     615-890-9100

NHI Acquires Three Senior Living Campuses for $67 Million

MURFREESBORO, Tenn. - (July 1, 2015) National Health Investors, Inc. (NYSE: NHI) announced today a $67 million purchase of three senior living communities in North Carolina, Indiana and Tennessee in a sale-leaseback transaction with affiliates of East Lake Capital Management. The 413-unit portfolio is 86% occupied and comprised of 205 independent living, 137 assisted living and 71 memory care units. The purchase was funded with borrowings on NHI’s revolving credit facility.

“This acquisition of high-quality senior living communities is representative of NHI’s relationship-oriented approach of partnering with experienced operators” said Justin Hutchens, NHI’s CEO and President.

Transaction Highlights
-    100% private-pay communities
-    Operated by New Horizons Senior Living, an affiliate of East Lake Capital Management
-    10-year lease with renewal options at a lease rate of 7% plus fixed annual escalators

-	8.12% GAAP lease yield derived from favorable annual rent escalators

-	NHI has committed to fund up to $8 million of incentive payments based upon the financial performance of the communities

Property Overview
-    Charlotte, NC: 112 units (92 assisted living, 20 memory care), 90% occupied
-    Indianapolis, IN: 153 units (116 independent living, 37 memory care), 80% occupied

-	Nashville, TN: 148 units (89 independent living, 45 assisted living, 14 memory care), 89% occupied

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.

About East Lake Capital Management
East Lake Capital Management (“ELCM”) is an investment management firm specializing in real estate and healthcare related investments. ELCM holds interests in New Horizons Senior Living, a property management company which provides property management services for independent living, assisted living and memory care communities.